Exhibit 3.4

CIMAREX ENERGY CO.
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
8 1∕8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

Cimarex Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation desires to amend its Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock (as currently in effect, the “Certificate of Designations”) as follows:

1.                   The first sentence of Article 9, Section (a) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

“(a) Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, each of such Holder’s shares of Series A Preferred Stock into (i) the Cash Consideration, to the fullest extent permitted by law, and (ii) 34.10078 shares of fully paid and nonassessable shares of Coterra Common Stock, subject to adjustment as provided in this Section 9 (the “Conversion Rate”).

2.                   The following is hereby added to Article 9, Section (d) as subsection (ix) thereof:

“Notwithstanding anything to the contrary in this Article 9, references in this Certificate of Designations (including without limitation this Section 9(d)) to the Corporation and the Common Stock shall be deemed to be references to Coterra and the Coterra Common Stock, respectively, to the extent necessary to provide the Holders anti-dilution adjustments and other adjustments equivalent to those in effect as of immediately prior to the effective time of the Coterra Merger.”

3.                   The following definitions are hereby added as Sections (r), (s) and (t) to Article 2 of the Certificate of Designations:

“(r) “Coterra” means Coterra Energy Inc., a Delaware corporation, formerly known as Cabot Oil & Gas Corporation.”

“(s) “Coterra Common Stock” means the common stock, par value $0.10 per share, of Coterra.”

“(t) “Coterra Merger” means the merger of Double C Merger Sub, Inc., a wholly owned subsidiary of Coterra, with and into the Corporation, which was consummated on October 1, 2021.”

4.                   Article 2, Sections (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb), (cc), (dd), (ee), (ff), (gg), (hh), (ii), (jj), (kk), (ll), (mm), (nn), (oo), (pp), (qq), (rr), (ss), (tt), (uu), (vv), (ww), (xx), (yy), (zz), (aaa), (bbb), (ccc), (ddd), (eee), (fff), (ggg), (hhh), (iii) and (jjj) are hereby relabeled as Sections (u), (v), (w), (x), (y), (z), (aa), (bb), (cc), (dd), (ee), (ff), (gg), (hh), (ii), (jj), (kk), (ll), (mm), (nn), (oo), (pp), (qq), (rr), (ss), (tt), (uu), (vv), (ww), (xx), (yy), (zz), (aaa), (bbb), (ccc), (ddd), (eee), (fff), (ggg), (hhh), (iii), (jjj), (kkk), (lll) and (mmm), respectively.

SECOND: This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: This Certificate of Amendment shall become effective at immediately upon filing on October 1, 2021.

EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock on this 1st day of October, 2021.

CIMAREX ENERGY CO.

/s/ Scott C. Schroeder
Scott C. Schroeder
Executive Vice President and Chief Financial Officer